Exhibit 99.2

Exchange of Notes

On March 29, 2023, we entered into an exchange and investment agreement, or the Exchange Agreement, with Antara Capital LP, or the Investor, to exchange $100.0 million aggregate principal amount of the 8.00%/11.00% convertible senior paid-in-kind, or PIK, toggle notes due 2026, or the Notes, for the same amount of 8.00%/11.00% series B convertible senior PIK toggle notes due 2026, or the Series B Notes, with a conversion price equal to 130% of the public offering price. The Series B Notes are not convertible until the earlier of six months from the issue date and the date on which the necessary stockholder approval is obtained. In connection with the Exchange, the indenture governing the Notes will be amended to, among other things, (i) remove the requirement that we reserve shares of common stock for conversion of the Notes until we receive stockholder approval to increase the number of our authorized shares and (ii) provide for the same restrictions on conversion as the Series B Notes. The closing of the Exchange is not contingent upon the closing of the public offering or the concurrent direct offering.

Recent Developments

We had approximately $123 million of cash and $85 million of restricted cash as of March 28, 2023. Our potential capital includes gross proceeds of $100 million (before giving effect to the underwriting discounts and commissions and estimated offering expenses payable by us) from the public offering and the concurrent direct offering and approximately 67.8 million shares of common stock available for issuance after the public offering and the concurrent direct offering. The number of shares available after the public offering and the concurrent direct offering includes approximately 92.2 million shares of authorized and unissued common stock available prior to the public offering and the concurrent direct offering and approximately 43.2 million previously reserved shares of common stock to be released as part of the Exchange, and assumes the public offering is priced at a price of $1.48 per share, the last reported sale price of our common stock on Nasdaq on March 28, 2023. Cash and shares available after the public offering and the concurrent direct offering has not been adjusted for approximately 1.6 million shares to be issued after March 28, 2023.

Risk Factors

We will be unable to issue sufficient additional shares for future capital raising transactions, including pursuant to existing potential sources of capital, or strategic transactions, unless we obtain stockholder approval to amend our certificate of incorporation to increase the number of authorized shares of our common stock available for issuance.

We operate in a capital-intensive industry. We do not believe we currently have sufficient unissued shares of common stock for future issuances to raise funds necessary to execute on our business plan. As of December 31, 2022, we were authorized to issue 800,000,000 shares of common stock. Having additional authorized shares of common stock available is critical to our continued efforts to pursue our strategic goals and we will be limited by the number of shares available for future capital raising transactions, including pursuant to the Equity Distribution Agreement, the Second Tumim Purchase Agreement, the securities purchase agreement related to our senior convertible notes, and agreements we may enter into in the future, or for business development transactions or acquisitions, unless we obtain stockholder approval of an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock. We intend to solicit the approval of our stockholders to amend our restated certificate of incorporation to increase the number of authorized shares of our common stock at our annual meeting of stockholders in June 2023, but we have in the past encountered difficulties obtaining stockholder approval for similar proposals and there can be no assurance that our stockholders will approve the contemplated amendment or any future amendment, particularly since we have a large retail stockholder base. A delay in securing, or a failure to secure, stockholder approval to amend our restated certificate of incorporation could cause a delay in our future capital raising, including pursuant to existing financing agreements, collaboration, partnership or other strategic transactions, and would have a material adverse effect on our business, prospects, operations, liquidity and financial condition.

Our liquidity may be significantly impaired if we do not obtain stockholder approval to increase the authorized number of our shares of common stock.

After giving effect to the Exchange, the indenture that will govern the Series B Notes will limit our ability to settle conversions thereof with shares of our common stock. As a result, we will have to settle all or a portion of such conversions with cash. Consequently, such conversions could significantly impair cash available for general corporate purposes, including our working capital needs.

2